EXHIBIT 10.5

BEACON ROOFING SUPPLY, INC.

AMENDED AND RESTATED 2014 STOCK PLAN

STOCK OPTION AGREEMENT

Grant Information:

Name:
Grant Date:
Type:
Exercise Price/Share:
Amount (# Granted):
Expiration Date:

Vesting Schedule:

Vesting Date	Vesting Quantity

A Stock Option (the “Option”) granted as of the date set forth above by Beacon Roofing Supply, Inc., a Delaware corporation (the “Company”), to the employee named above (the “Optionee”), for common stock, par value $.01 per share (the “Common Stock”), of the Company shall be subject to the following terms and conditions:

1.	Stock Option Grant

Subject to the provisions set forth herein and the terms and conditions of the Beacon Roofing Supply, Inc. Amended and Restated 2014 Stock Plan, (the “Plan”), a copy of which is attached hereto, and in consideration of the agreements of the Optionee herein provided, the Company hereby grants to the Optionee an Option to purchase from the Company the number of shares of Common Stock, at the purchase price per share, and on the schedule, set forth above. Any Incentive Stock Option is intended to be an incentive stock option within the meaning of Section 422A of the Internal Revenue Code of 1986.

2.	Acceptance by Optionee

The exercise of the Option is conditioned upon its acceptance by the Optionee no later than 30 days from the date the Agreement was delivered. If the Optionee shall fail to accept this Option by the due date, the Optionee’s Option shall be forfeited to the Company.

3.	Exercise of Options

Written notice of an election to exercise any portion of the Option shall be given by the Optionee, or the Optionee’s personal representative in the event of the Optionee’s death, in accordance with procedures established by the Compensation Committee of the Board of Directors of the Company (the “Committee”) as in effect at the time of such exercise.

At the time of exercise of the Option, payment of the purchase price for the shares of Common Stock with respect to which the Option is exercised must be made by one or more of the following methods: (i) in cash, or (ii) in cash received from a broker-dealer to whom the Optionee has submitted an exercise notice and irrevocable instructions to deliver the purchase price to the Company from the proceeds of the sale of shares subject to the Option.

If applicable, an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements prior to delivery of any certificate for shares of Common Stock must also accompany the exercise. Payment of such taxes can be made by a method specified above, and/or by directing the Company to withhold such number of shares of Common Stock otherwise issuable upon exercise of the Option with a fair market value equal to the amount of tax to be withheld.

4.	Exercise Upon Termination of Employment

Except as set forth in Section 6 below, if the Optionee’s employment with the Company and all affiliates terminates for any reason other than death, disability or retirement, the then vested portion of the Option shall continue to be exercisable until the earlier of the 90th day after the date of the Optionee’s termination or the date the Option expires by its terms.

In the event of the Optionee’s death, disability or retirement during employment with the Company or any affiliate, the outstanding portion of the Option shall become fully vested on such date and shall continue to be exercisable until the earlier of the first anniversary of the date of the Optionee’s death, disability or retirement or the date the Option expires by its terms. For this purpose (i) “disability” means (as determined by the Committee in its sole discretion) the inability of the Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or disability or which has lasted or can be expected to last for a continuous period of not less than 12 months, and (ii) “retirement” means the Optionee’s termination from employment with the Company and all affiliates without cause (as determined by the Committee in its sole discretion) when the Optionee is 65 or older. (Full vesting of an Incentive Stock Option may result in all or part of the Option being treated as a Non-Qualified Stock Option in accordance with Section 5.4 of the Plan.)

5.	Option Not Transferable

The Option may be exercised only by the Optionee and may not be transferred other than by will or the applicable laws of descent or distribution or pursuant to a qualified domestic relations order. The Option shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind. Any attempted assignment, transfer, pledge, or encumbrance of the Option, other than in accordance with its terms, shall be void and of no effect.

6.	Surrender of or Changes to Agreement

In the event the Option shall be exercised in whole, this Agreement shall be surrendered to the Company for cancellation. In the event this Option shall be exercised in part, this Agreement shall be delivered by the Optionee to the Company for the purpose of making appropriate notation thereon, or of otherwise reflecting, in such manner as the Company shall determine, the change in the number of shares.

7.	Forfeiture of Options

If an Optionee's employment with the Company or its subsidiaries terminates due to Cause, all of the Optionee's Options, including the vested and unvested portions, shall be forfeited as of the date of such termination. For purposes hereof, “Cause” shall mean: (a) conviction of a felony connected with Optionee’s employment with the Company or its subsidiaries, (b) misappropriation or theft of property of the Company or its subsidiaries, (c) gross negligence or willful misconduct in the performance of employee's duties, (d) any act of fraud against the Company or its subsidiaries, and (e) any unauthorized dissemination of confidential information or trade or business secrets of the Company or its subsidiaries.

8.	Change in Control

(a)	In the event of a Change in Control, as defined in the Plan, unless the Grant is continued or assumed by a public company in an equitable manner, the Grant shall become fully vested and exercisable immediately prior to the Change in Control.

(b)	If the Grant is continued or assumed by a public company in an equitable manner, then the Grant shall continue pursuant to its terms unless there is a Qualifying Termination within one-year following the Change in Control. If a Qualifying Termination occurs within one-year following the Change in Control, the Grant shall become fully vested and exercisable immediately.

(c)	For purposes of this Section 8: (1) “Qualifying Termination” means the termination of a Grantee’s employment (a) by the employer for any reason other than Cause; or (b) by a Grantee who was an officer of the Company immediately prior to the Change in Control for Good Reason; (2) “Cause” means (unless otherwise expressly provided in the Grantee’s employment agreement) the termination of the Grantee’s employment following the occurrence of any one or more of the following: (a) the Grantee’s conviction of, or plea of guilty or nolo contendere to, a felony; (b) the Grantee’s willful and continual failure to substantially perform the Grantee’s duties after written notification; (c) the Grantee’s willful engagement in conduct that is materially injurious to the employer, monetarily or otherwise; (d) the Grantee’s commission of an act of gross misconduct in connection with the performance of the Grantee’s duties; or (e) the Grantee’s material breach of any employment, confidentiality, or other similar agreement with the employer that, if capable of cure, remains uncured 10 days after written notice thereof; (3) “Good Reason” means, without the Grantee’s consent, (a) a material reduction in the position, duties, or responsibilities of the Grantee from those in effect immediately prior to such change; (b) a reduction in the Grantee’s base salary; (c) a relocation of the Grantee’s primary work location to a distance of more than 50 miles from its location as of immediately prior to such change; or (d) a material breach by the Grantee’s employer of any employment agreement between such employer and the Grantee provided, however, in all cases, a Grantee must give the Company written notice of the circumstances giving rise to the Good Reason event and thirty (30) days to cure such circumstance.

9.	Administration

The Option shall be exercised in accordance with such administrative regulations as the Committee shall from time to time adopt.

10.	Governing Law

This Agreement, and the Option, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.

By accepting this agreement, the Optionee agrees to be bound by the terms hereof.

BEACON ROOFING SUPPLY, INC.